Exhibit 10.18.2

July 30, 2020

Thomas Garite, MD

653 Round Tree Drive

Grand Junction, CO 81506

Re: 2nd Amendment to Offer of Employment for Thomas Garite, MD dated June 17, 2020

Dear Tom:

This letter is the 2nd amendment (the “2nd Amendment”) to the aforementioned Offer of Employment from Sera Prognostics, Inc. dated June 17, 2020 (the “Offer of Employment”), as amended on July 1, 2020 (the 1st Amendment) for the purpose of a change in salary.

Equity:	You will be initially recommended to the Sera Board to be granted the option to purchase 50,000 shares of common stock of Sera at an exercise price equal to the fair market value of the shares on the date the option is granted, subject to final approval by the Sera Board of Directors. These granted options shall have a four-year vesting schedule as follows: 25% of the shares shall vest on the one-year anniversary of your start date with Sera, and an additional 1/36th of the total shares subject to the option shall vest each month thereafter, in each case provided that you continue to be an employee, consultant or director of Sera through each applicable vesting date. The terms of this stock option grant will be governed in all respects by the terms of the Sera Prognostics 2011 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and the stock option agreement for the Plan, which will be provided to you after the effective date of the grant. Any future grant of stock options shall be governed by its respective Sera Prognostics Employee, Director and Consultant Equity Incentive Plan, which shall be provided to you after such a grant is awarded.

All other terms, conditions and provisions of the Offer of Employment as amended by the 1st Amendment remain unchanged by this 2nd amendment and are in full force and effect.

Sincerely,

Sera Prognostics, Inc.

By:	/s/ Gregory Critchfield
Gregory Critchfield
Its:	Chairman, President, and CEO

This Amendment is accepted and agreed to as of the date hereof:

/s/ Thomas Garite, MD

Thomas Garite, MD

Dated:	July 30, 2020